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                                                                    EXHIBIT 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACTS:       Corporate Communications        Investor Relations
                404/715-2554                    404/715-6679

             DELTA AIR LINES ANNOUNCES RESULTS OF EXCHANGE OFFER FOR
           6.65 PERCENT NOTES DUE 2004 AND 7.70 PERCENT NOTES DUE 2005

ATLANTA, Sept. 5, 2003 -- Delta Air Lines (NYSE: DAL) today announced the expiration of its offer to exchange its 10 percent Senior Notes due 2008 ("new notes") for any and all of its $300 million outstanding principal amount of its
6.65 percent Medium-Term Notes, Series C due 2004 ("2004 notes"), and $500 million outstanding principal amount of its 7.70 percent Senior Notes due 2005 ("2005 notes"). The exchange offer commenced on July 25, 2003 and expired, after two extensions, at 5 p.m., New York City time, on Sept. 4, 2003.

As of 5 p.m., New York City time, on Sept. 4, 2003, $64,071,000 principal amount of 2004 notes and $197,823,000 principal amount of 2005 notes had been tendered and not withdrawn in the exchange offer. Delta expects to accept for purchase all of its 2004 notes and its 2005 notes tendered in the exchange offer in exchange for consideration consisting of (i) with respect to each $1,000 principal amount of 2004 notes tendered in the exchange offer, $409.50 principal amount of new notes and a cash payment of $650, and (ii) with respect to each $1,000 principal amount of 2005 notes tendered in the exchange offer, $1,120 principal amount of new notes. Payment of the consideration in the exchange offer is expected to be made on Sept. 9, 2003, or promptly thereafter. After the settlement of the exchange offer there will be $235,929,000 principal amount of 2004 notes outstanding and $302,177,000 principal amount of 2005 notes outstanding.

All figures in this announcement are approximate and subject to adjustment as tenders in the exchange offer are reconciled with the letters of transmittal submitted by holders of the 2004 notes and the 2005 notes.

The new notes offered in the exchange offer will not be registered under the Securities Act of 1933, as amended, and will only be offered in the United States to qualified institutional buyers in a private transaction. This announcement is not an offer to exchange or a solicitation of an offer to exchange with respect to any 2004 notes or 2005 notes, nor is this an offer to sell or the solicitation of an offer to buy any new notes in any state in which such offer, solicitation or sale would be unlawful.

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